Exhibit 10.8

January 31, 2025

RENIN CANADA CORP.

110 Walker Drive
Brampton, ON L6T 4H6

RENIN US LLC

110 Walker Drive
Brampton, ON L6T 4H6

Attention: Elizabeth Skinner

Dear Ms. Skinner:

Re:         Financing by The Toronto-Dominion Bank (the “Lender”) of Renin Canada Corp. (the “Canadian Borrower’”) and Renin US LLC (the “US Borrower”, and collectively with the Canadian Borrower, the “Borrowers” and each a “Borrower”)

WHEREAS the Lender, the Borrowers, and Renin Holdings LLC (“Holdings”) are parties to an Amended and Restated Credit Agreement dated as of March 13, 2024 (as amended, supplemented, renewed, replaced or restated on or prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS the parties wish to amend the terms of the Existing Credit Agreement pursuant to this first amending agreement (“First Amendment”);

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

1.	Interpretation

(a)	All capitalized terms not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

(b)

On and after the First Amendment Effective Date (as defined below), each reference in the Credit Agreement to “this agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement, and each reference in any related document to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as amended by this First Amendment. The Existing Credit Agreement, as amended by this First Amendment (as may be further amended, restated, modified or supplemented from time to time, collectively the “Credit Agreement”), is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c)	This First Amendment is a Loan Document.

2.	Amendments

Subject to Section 3, the Existing Credit Agreement is hereby amended as set forth:

(a)	Section 1(a) is hereby amended by deleting the definition of “EBITDA” in its entirety and replacing it with the following:

““EBITDA” shall mean, for any period, net income after taxes for such period of a Person, excluding: (i) any after-tax gains or losses on the sale of assets other than Inventory, (ii) other after-tax extraordinary or non-recurring gains or losses (in the Lender’s Permitted Discretion); and (iii) non-cash gains or losses; plus without duplication (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expenses plus non-cash losses less non-cash gains.”

(b)	Section 1(a) is hereby amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety and replacing it with the following:

““Fixed Charge Coverage Ratio” shall mean as at each Fiscal Quarter End to be calculated on a consolidated basis for the Borrowers on a trailing twelve (12) month basis, the ratio of (a) the total EBITDA for such period less the sum for such period of: (i) income taxes paid (or which should have been paid) in cash during such period, (ii) non-financed Capital Expenditures and (iii) Permitted Distributions to (b) the sum for such period of: (i) interest expense paid or scheduled to be paid within such period (provided that for the ten (10) calendar months following the Closing Date, interest expense paid or scheduled to be paid shall be annualized to reflect a full trailing twelve (12) month basis); and (ii) scheduled or required to be made principal payments of long term debt, including the principal component of any capital lease and subordinated debt, within such period but excluding (A) mandatory prepayments under subsection 4(e), and (B) starting with the Fixed Charge Coverage Ratio calculation for Fiscal Quarter End December 31, 2024, principal and interest expense paid or scheduled to be paid under the Term Loan within such period.

(c)	Section 1(a) is hereby amended by deleting the definition of “Permitted Financial Covenant Equity Contribution” in its entirety.

(d)	Section 4(e)(ii) is hereby amended by deleting such section in its entirety and replacing it with the following:

“(i)         if the Loan Parties receive proceeds (net of transaction expenses) from the raising of capital by way of equity of the Loan Parties or the issuance of any debt (other than Permitted Indebtedness and the equity contribution specified in subsections 13(a)(xxiii) and (xxiv)), the Borrowers shall make a prepayment to the Lender in an amount equal to one hundred percent (100%) of such net proceeds within three (3) Business Days after receipt thereof (other than in the case of equity raised for a Permitted Excess Availability Equity Contribution, which shall be applied to the outstanding balance of the Revolving Loans); provided that the Borrowers shall not be required to make such prepayment with respect to any proceeds received from BBX Capital, Inc. as a result of raising capital by way of equity if such proceeds are (A) used for working capital purposes and deposited into a disbursement account of a Borrower, and (B) are not Permitted Excess Availability Equity Contributions;”

(e)	Section 12(l)(i) is hereby amended by deleting such section in its entirety and replacing it with the following:

“(i)         effective February 28, 2025, each of the Borrowers and each other Loan Party shall be entitled to declare and pay dividends to any shareholder, provided, that (A) the Term Loan has been repaid in full, (B) immediately prior to and after making any such payment (x) the Fixed Charge Coverage Ratio shall not be less than 1.25:1.00, (y) no Default or Event of Default has occurred and is continuing or would result therefrom, and (z) the Borrower maintains Excess Availability of not less than the greater of (I) twenty percent (20%) of the Borrowing Base and (II) Five Million U.S. Dollars (USD $5,000,000), and (C) at the request of the Lender, the Borrowers have delivered a pro forma compliance certificate, in form and substance satisfactory to the Lender, certifying compliance with the foregoing and which shall include detailed calculations of the financial covenants therein.”

(f)	Section 12(p)(ii) is hereby amended by deleting such section in its entirety and replacing it with the following:

“(ii)         Fixed Charge Coverage Ratio. Commencing December 31, 2024, the Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 at all times and tested monthly.”

(g)	Section 12(p)(iii) is hereby amended by deleting such section in its entirety.

(h)	Section 12(q) is hereby amended by deleting such section in its entirety and replace it with the following:

“(q)         Excess Availability.

The Borrowers shall maintain Excess Availability of no less than Three Million U.S. Dollars (U.S. $3,000,000). If Excess Availability falls below such threshold for five (5) consecutive Business Days, the Loan Parties shall cause BBX Capital, Inc. to immediately provide a Permitted Excess Availability Equity Contribution.

It is agreed that any Permitted Excess Availability Equity Contribution shall be disregarded for purposes of the calculation of EBITDA and compliance with subsection 12(p)(ii).”

3.	Conditions Precedent

This First Amendment shall become binding upon the parties hereto only upon satisfaction of the following conditions precedent (the “First Amendment Effective Date”):

(a)	the Lender shall have received, in form and substance satisfactory to the Lender:

(i)	a duly executed copy of this First Amendment from the Borrowers and Holdings;

(ii)

a compliance certificate in respect of the Fiscal Quarter End December 31, 2024 completed by the Borrowers evidencing compliance with the financial covenants in the Credit Agreement (as amended by this First Amendment);

(b)	all outstanding amounts owing under the Term Loan shall be repaid in full;

(c)

the Lender shall have received an amendment fee in the amount of USD$10,000, which shall be earned and payable pursuant to a debit by the Lender of the Borrowers’ operating account with the Lender upon execution of this First Amendment;

(d)	no Default or Event of Default shall have occurred and be continuing; and

(e)	each of the representations and warranties set forth in Section 4 below are true and correct.

The conditions stated in this Section 3 are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part, with or without terms or conditions.

4.	Representations and Warranties

(a)

Each Loan Party hereby represents, warrants, acknowledges and agrees with the Lender that notwithstanding the entering into of this First Amendment, all Security and other Loan Documents entered into by such Loan Party prior to the date of this First Amendment continue in full force and effect and remain valid and enforceable obligations of such Loan Party in accordance with its terms, and each such Security or other Loan Document is hereby ratified and confirmed.

(b)

Each Loan Party hereby represents and warrants that (i) the representations and warranties in respect of itself and as applicable the other Loan Parties set out in the Existing Credit Agreement as amended hereby and the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date of this First Amendment, except those expressly stated to be made as of a specific date, (ii) it is in compliance with all of the terms and provisions set out in the Existing Credit Agreement as amended hereby and the other Loan Documents to which it is a party, and (iii) no Default or Event of Default has occurred and is continuing.

5.	Miscellaneous

(a)

The Loan Parties shall continue to be solely responsible for any and all costs, fees and expenses incurred by the Lender in connection herewith, the Credit Agreement and any other documents executed and delivered in connection therewith, including any and all costs, fees and expenses of its counsel.

(b)

This First Amendment may be executed in number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Counterparts may be executed in original or facsimile form or similar method of electronic transmission.

(c)	This First Amendment shall be governed and controlled by the Laws of the Province of Ontario and the Laws of Canada applicable therein.

(d)

The headings of subdivisions in this First Amendment are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this First Amendment. If any provision of provision of this First Amendment that is prohibited or unenforceable under Applicable Law in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)	Time shall be of the essence in all provisions of this First Amendment.

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IN WITNESS HEREOF, the parties have executed this First Amendment as of the date first written above.

THE TORONTO-DOMINION BANK

By:         /s/ David D'Cruz

Name:    David D'Cruz

Title:      Director

By:        /s/ Brian Tavares

Name:        Brian Tavares

Title:          Associate Vice President, Credit

RENIN CANADA CORP.

By:         /s/ Elizabeth Skinner

Name:         Elizabeth Skinner

Title:           Chief Financial Officer

RENIN US LLC

By:         /s/ Elizabeth Skinner

Name:         Elizabeth Skinner

Title:           Chief Financial Officer